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                                                                    EXHIBIT 10.6

                          MANAGEMENT SERVICES AGREEMENT

         This MANAGEMENT SERVICES AGREEMENT (this "Management Agreement"), dated as of June ___, 2003, is made by and among Werner Holding Co. (DE), Inc., a Delaware corporation (the "Company") and Leonard Green & Partners, L.P. (the "Manager").

         WHEREAS, the Company desires to obtain from the Manager, and the Manager desires to provide, certain management, consulting and financial planning services on an ongoing basis and, if mutually agreed prior to such time as any such services are provided, certain financial advisory and investment banking services in connection with major financial transactions that may be undertaken by the Company from time to time in the future; and

         WHEREAS, this Management Agreement has been approved by the Company's board of directors.

         NOW, THEREFORE, in consideration of their mutual promises made herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

1.       Retention of Services.

         1.1 General Services. Subject to the terms and conditions hereof, the Company hereby retains the Manager, and the Manager, hereby agrees to be retained by the Company, to provide management, consulting and financial planning services to the Company on an ongoing basis in connection with the operation and growth of the Company and its subsidiaries in the ordinary course of its businesses during the term of this Management Agreement (the "General Services").

         1.2 Major Transaction Services. The General Services do not encompass financial advisory and investment banking services to the Company that would be required in connection with an acquisition, restructuring or initial public offering by the Company or a private sale of the stock or assets of the Company ("Major Transaction Services" and, together with the General Services, the "Services").

2.       Compensation.

         2.1 General Services Fee. In consideration of the General Services, the Company shall pay the Managers an annual fee payable in cash equal to $1,000,000 (the "Annual Fee"), provided, however, that the Annual Fee for the period from the date of this Management Agreement through November 24, 2003 (the "Pro Rata Period"), shall equal the product of $1,000,000 and a fraction, the numerator of which shall be the number of days in the Pro Rata Period and the denominator of which shall be 365 (the "Pro Rata Fee"). The Pro Rata Fee shall be paid in full within 5 business days of the date of this Management Agreement, without regard to the amount of services actually performed by Manager during such period. The Annual Fee for each twelve month period beginning November 25, 2003 and thereafter until this Management Agreement is terminated in accordance with Section 3.1, shall be paid in full on November 25 of each such twelve month period, without regard to the amount of services

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actually performed by Manager during such period. It is agreed that once any
Annual Fee is paid, it shall be non-refundable.

         2.2 Major Transaction Services Fee. Should the Company desire to engage the Manager to provide Major Transaction Services, such engagement shall be subject to the negotiation of mutually acceptable fee arrangements.

         2.3 Structuring Fee. In connection with the services provided to the Company in connection with the transactions contemplated by, and pursuant to the terms of, that certain Recapitalization and Stock Purchase Agreement, dated as of May 7, 2003, by and among Werner Holding Co. (PA), Inc., a Pennsylvania corporation, Green Equity Investors III, L.P., a Delaware limited partnership, and the shareholders party thereto, the Company agrees to pay to the Manager a structuring fee of $2,500,000 and reasonable out-of-pocket expenses incurred by the Manager in connection with the services provided in connection with the transactions contemplated by the Recapitalization Agreement, which fee and expenses shall be paid to the Manager on the date of this Management Agreement.

         2.4 Expenses. In addition to any fees to be paid to the Manager under Sections 2.1, 2.2 and 2.3 hereof, the Company shall pay to, or on behalf of, the Manager, within 15 calendar days of delivery of any invoice, all reasonable out-of-pocket expenses incurred by the Manager in connection with the Services rendered hereunder.

3.       Term.

         3.1 Termination. This Management Agreement shall terminate on the earlier of (i) November 25, 2008, (ii) such time as Green Equity Investors III, L.P. and its Affiliates, in the aggregate, cease to have "beneficial ownership" (as such term is used in Rule 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended) of 50% of the Company's Series A Preferred Stock and any shares of common stock of the Company issued upon the conversion thereof, or
(iii) a Qualified IPO (as such term is defined in the Statement of Rights of the Series A Preferred Stock).

         3.2 Survival of Certain Obligations. Notwithstanding any other provision hereof, the obligations of the Company to pay amounts due with respect to periods prior to the termination hereof pursuant to Section 2 hereof and the provisions of Sections 4 and 5 hereof shall survive any termination of this Management Agreement.

4.       Decisions/Authority of Advisor.

         4.1 Limitation on the Managers' Liability. The Company reserves the right to make all decisions with regard to any matter upon which the Manager has rendered its advice and consultation, and there shall be no liability of the Manager for any such advice accepted by the Company pursuant to the provisions of this Management Agreement.

         4.2 Independent Contractor. The Manager shall act solely as an independent contractor and shall have complete charge of its personnel engaged in the performance of the Services. As an independent contractor, the Manager shall have authority only to act as an advisor to the Company and shall have no authority to enter into any agreement or to make any

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representation, commitment or warranty binding upon the Company or to obtain or incur any right, obligation or liability on behalf of the Company. Nothing contained in this Management Agreement shall constitute the Manager or any of its partners or members or any of its affiliates, investment managers, investment advisors or partners a partner of or joint venturer with the Company.

5.       Indemnification.

         5.1      Indemnification/Reimbursement of Expenses. The Company shall
(i) indemnify the Manager and its partners and members and any of its affiliates, investment managers, investment advisors and its affiliates, and the partners, directors, officers, employees, agents and controlling persons of the Manager and its partners and its affiliates (collectively, the "Indemnified Parties"), to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, caused by, related to or arising out of the Services or any other advice or services contemplated by this Management Agreement or the engagement of the Manager pursuant to, and the performance by the Manager of the Services contemplated by, this Management Agreement, and (ii) promptly reimburse each Indemnified Party for all costs and expenses (including reasonable and documented attorneys' fees and expenses), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company and whether or not resulting in any liability.

         5.2 Limited Liability. The Company shall not be liable under the indemnification contained in Section 5.1 hereof to the extent that such loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the Manager's willful misconduct or gross negligence. The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, holders of its securities or its creditors related to or arising out of the engagement of the Manager pursuant to, or the performance by the Manager of the Services contemplated by, this Management Agreement.

6.       Miscellaneous.

         6.1 Assignment. None of the parties hereto shall assign this Management Agreement or the rights and obligations hereunder, in whole or in part, without the prior written consent of the other parties; provided, however, that, without obtaining such consent, the Managers may assign this Management Agreement or its rights and obligations hereunder to (i) any of its partners or members or their affiliates or any person who controls such Manager; (ii) any investment manager, investment advisor or partner of Green Equity Investors III, L.P. or any principal or beneficial owner of any of the foregoing; or (iii) any investment fund, investment account or investment entity whose investment manager, investment advisor or partner, or any principal or beneficial owner of any of the foregoing, is either Green Equity Investors III, L.P. or any person identified in clauses (i) or (ii) above. Subject to the foregoing, this Management Agreement will be binding upon and inure solely to the benefit of the parties hereto and their

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respective successors and assigns, and no other person shall acquire or have any right hereunder or by virtue hereof.

         6.2 Governing Law. This Management Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts made and performed within the State of Delaware without regard to principles of conflict of laws.

         6.3 Severability. If any term, provision, covenant or restriction of this Management Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any such which may be hereafter declared invalid, illegal, void or unenforceable.

         6.4 Entire Agreement. This Management Agreement contains the entire agreement between the parties with respect to the subject matter of this Management Agreement and supersedes all written or verbal representations, warranties, commitments and other understandings with respect to the subject matter of this Management Agreement prior to the date of this Management Agreement.

         6.5 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary to consummate the transactions contemplated by this Management Agreement. The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Management Agreement and the agreements and transactions contemplated hereby.

         6.6 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Management Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable and documented attorneys' fees in addition to any other available remedy.

         6.7 Permissible Activities. Nothing herein shall in any way preclude the Manager or its partners or members or any of its affiliates, investment managers, investment advisors or any of their affiliates, or the partners, directors, officers, employees, agents or controlling persons of the Manager or its respective partners from engaging in any business activities or from performing services for its own account or for the account of others.

         6.8 Headings. The headings in this Management Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof.

         6.9 Amendment and Waiver. This Management Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the parties hereto.

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         6.10     Counterparts. This Management Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties have executed this Management Services
Agreement on the date first appearing above.

                                             WERNER HOLDING CO. (DE), INC.

                                             By: _______________________________

                                             Name: _____________________________

                                             Title: ____________________________

                                             LEONARD GREEN & PARTNERS, L.P.

                                             By: LGP Management, Inc.

                                             By: _______________________________

                                             Name: _____________________________

                                             Title: ____________________________